Exhibit 16.1

May 4, 2005

Securities & Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re: Celtron International, Inc.

Gentlemen:

Pursuant to the request of the above referenced Registrant, we affirm that:

(1)

e have read the Company’s response to Item 4 of Form 8-K dated May 4, 2005; and

(2)

e agree with the information contained in the response with respect to our firm.

Very Truly Yours,

/s/ Stark Winter Schenkein & Co., LLP